UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2007

MACATAWA BANK CORPORATION
(Exact name of Registrant as specified in its charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-25927 (Commission File No.)	38-3391345 (IRS Employer Identification No.)

10753 Macatawa Drive, Holland, MI (Address of Principal Executive Offices)	49424 (Zip Code)

616 820-1444
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if changed Since Last Report)

[_]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
[_]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[_]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
[_]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 2.06	Material Impairments.

On December 17, 2007, management of Macatawa Bank (the “Bank”), a wholly owned subsidiary of Macatawa Bank Corporation (the “Company”), determined that there has been an adverse development with respect to certain loans in the Bank’s portfolio of loans to residential developers. Deterioration has continued in the West Michigan real estate markets, especially in the type of properties held by residential developers. In response, the Company increased its provision for loan losses by $9.5 million in the month of December 2007 to address these risks within its loan portfolio.

The additional provision will result in a decrease in the Company’s earnings of $6.2 million on an after tax basis, or $0.36 per diluted share. After the impairment charge, the Bank will still be "well-capitalized" under regulatory capital requirements.

Loans in the Bank’s residential developer portfolio are secured by unimproved and improved land, residential lots, and single family homes and condominium units. Of these collateral types, loans secured by residential lots are experiencing the most weakness. Generally, current lot sales by the developers/borrowers are taking place at a very slow pace. This slow pace has significantly increased the timeframe over which the borrowers must service their debt. The additional loan carrying time has caused borrowers to exhaust payment sources. Within the last few months, several of the Bank’s customers reached this point where payment sources have been exhausted. Also, the slower lot sales ultimately have the impact of reducing lot values.

Within the Bank’s portfolio, loans secured by developed residential land amount to approximately $120 million. Of this amount $44 million have been identified as impaired loans. The remaining loans in this category are paying as agreed, and we believe have sufficient collateral values relative to loan balances and display ability to service the debt for the foreseeable future.

Management’s ongoing analysis of impaired loans and their underlying collateral values revealed the continued deterioration in the level of property values as well as reduced borrower ability to make regularly scheduled payments. The impairment charge was based on information currently available and may change as new information is received. The ultimate amount of the impairment, and the potential losses to the Bank, may be higher or lower depending on the realizable value of the collateral. The level of the provision made in connection with the loans reflects the amount necessary to maintain the allowance for loan losses at an adequate level, based upon the Bank’s current analysis of losses inherent in its loan portfolio. Management will continue to monitor the performance of its portfolio and will react to conditions as they develop.

The Bank’s out-of-pocket expenditures in connection with the resolution of the loans could vary, depending on the length of time, and number of hours of professional assistance required to finally resolve the loans, the nature of the proceedings in which the loans are resolved, and other factors not susceptible to precise estimation, and they could be higher or lower. The impairment charge was calculated to include an estimate of these out-of-pocket expenditures.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibit

99.1	Press Release dated December 18, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 18, 2007	MACATAWA BANK CORPORATION By /s/ Benj. A. Smith, III —————————————— Benj. A. Smith, III Chairman and Chief Executive Officer